Exhibit 4.60

Sixth Amendment
To The Exclusive RAGNAROK Online License and Distribution Agreement
THIS Sixth AMENDMENT (this “Amendment”) is made and entered into on this 27th day of February, 2008(hereinafter referred to as “Effective Date”), by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”), PT. LYTO DATARINDO FORTUNA (hereinafter referred to as “Licensee”).
WHEREAS, Licensor, and Licensee (“Parties” collectively) entered into an Exclusive RAGNAROK License and Distribution Agreement (“The Agreement”), dated February 26th, 2003.
WHEREAS, Parties entered into an Fifth Amendment To the Exclusive Ragnarok Online License and Distribution Agreement, dated February 27th, 2007.
WHEREAS, Parties to the Agreement to now desire to amend the Agreement as specified below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, Licensor and Licensee agree as follows:
1. Renewal License Fee
Licensee shall pay to Licensor a non-recoupable and non-refundable renewal license fee (“Renewal License Fee”) in the amount of Fifty Thousand United States Dollars (US$50,000), in accordance with the following manner:
•	Licensor will issue the first invoice to Licensee within Sixty(60) calendar days from the Effective Date and Licensee shall pay to Licensor Twenty-Five Thousand United States Dollars(US$25,000) within Fourteen(14) calendar days from the date of receiving the first invoice.

•	Licensor will issue the second invoice to Licensee after Two(2) months from when Licensee receives the first invoice and Licensee shall pay to Licensor Twenty-Five Thousand United States Dollars(US$25,000) within Fourteen(14) calendar days from the date of receiving the second invoice.
2. Renewal Term
Parties agreed to extend the Agreement for Two(2) years (“Third Renewed Term”) from the Effective Date with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from February 27th, 2008 to February 26th, 2010.

3. Royalty
The Article 6.1(b) in the Agreement shall be deleted in it entirely, and replaced with the following language:
6.1(b)   Licensee shall pay to Licensor as counting royalties Thirty-Two percent (32%) of the Service-Sales Amount paid by End Users (Royalty). The Royalty shall be paid on a monthly basis within Twenty (20) days after the end of the applicable month. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within Twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information on the calculation of Service-Sales Amount for the applicable month and the signature of CFO or the personnel who are correspond to the CFO.
4. Billing System and Relative obligations
Licensee shall approve the real-time access of Licensor to the Billing system and Game Database only for the purpose of collecting the information necessary to calculate Royalty payment and to analysis the number of End-Users, including, but not limited to, the maximum and average of daily concurrent End-Users and the registered number of End-Users in the Territory.
Licensee shall make best efforts to provide an appropriate database interface agreed between the Parties and adapt the formulated System, Network policy and technical configuration by Licensor, which enables Licensor to monitor the aforementioned information in real-time basis. Licensor shall exert best efforts not to make any problems to Licensee’s billing system and provide the stable work as applying the interface to Licensee’s billing system that has been applied to Licensor’s other overseas Partners that are using N-cash billing system.
5. Continuing Effectiveness of the Agreement
Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment the day and year first above-written.

Gravity Co., Ltd		PT. LYTO DATARINDO FORTUNA

By:		By:
	Name: Il Young Ryu		Name: Andi Suryanto
	Title: Chairman & CEO		Title: CEO

	Date:		Date: 8th May 2008